Exhibit 99

News Release

For Immediate Release August 3, 2010	Contact: Stacy Frole (419) 627-2227

CEDAR FAIR ANNOUNCES IMPROVED 2010 SECOND-QUARTER RESULTS

•	Revenues increase $11.5 million to $275.6 million

•	Attendance and revenues up through July

•	Completes refinancing of debt – improves financial flexibility

SANDUSKY, OHIO, August 3, 2010 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the second quarter ended June 27, 2010, and provided attendance and revenue trends through July.

Cedar Fair generated net revenues of $275.6 million in the second quarter of 2010 and a net loss of $4.2 million, or $0.08 per diluted limited partner unit. For the same period last year, the Company reported net revenues of $264.1 million and net income of $7.4 million, or $0.13 per diluted limited partner unit. The net loss in the 2010 second quarter is attributable to one-time merger and financing related costs of $9.0 million. Excluding these costs, the Company would have reported net income of $4.8 million, or $0.09 per diluted limited partner unit for the 2010 second quarter.

Net revenues for the fiscal six months ended June 27, 2010, which included 40 fewer operating days compared with 2009, were $302.9 million and the net loss for the period was $44.1 million, or $0.80 per diluted limited partner unit. This compares with net revenues of $290.6 million and a net loss of $45.9 million, or $0.83 per diluted limited partner unit, for the six months ended June 28, 2009. The difference in operating days was primarily the result of Memorial Day falling a week later in 2010, which resulted in several of the Company’s parks opening later when compared with 2009.

Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, decreased $5.6 million to $26.5 million for the six months ended June 27, 2010, compared with $32.1 million during the same period last year. The decline in adjusted EBITDA is entirely attributable to $12.8 million in incremental cash costs associated with the terminated merger and legal and other costs incurred with the Company’s recent financing efforts. Excluding these merger and financing costs, adjusted EBITDA would have totaled $39.3 million, up more than 20% from 2009 as a result of increases in both attendance and revenues during the first six months of 2010. See the attached table for a reconciliation of adjusted EBITDA to net income (loss).

Cedar Fair Announces Improved 2010 Second Quarter Results

August 3, 2010

“We are pleased with our operating performance through the first half of the year,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “Through the end of the second quarter, our parks have already entertained 7.1 million visitors, which is an increase of 7% – or approximately 477,000 more visitors – than this time last year.”

For the first six months of 2010, average in-park spending decreased to $38.50 from $39.50 and out-of-park revenues increased to $37.6 million compared with $36.6 million through the second quarter of 2009.

“We have seen an increase in season-pass visits, particularly in the western and southern regions,” added Kinzel. “Season-pass attendance during this time was up when compared with the same period a year ago. Our strategy of continuously reinvesting in our parks – including new roller coasters at Kings Dominion and Carowinds – coupled with an aggressive marketing and pricing strategy, has worked thus far to help drive increased season pass sales in these regions. In addition, attendance through the first six months of 2010 benefited from a modest increase in early-season group sales as many of our parks saw the return of some group bookings that did not occur in 2009.”

For the first six months, excluding depreciation, amortization and other non-cash expenses, cash operating costs and expenses increased $17.9 million, to $276.4 million for the period ended June 27, 2010 versus $258.5 million for the period ended June 28, 2009. This increase was largely attributable to $10.3 million of costs incurred in connection with the terminated merger and $2.5 million of legal and other costs incurred with efforts to refinance debt. After depreciation, amortization and all other non-cash costs, operating loss for the first six months was $22.8 million in 2010 compared with an operating loss of $15.6 million in 2009.

Interest expense increased $2.6 million, or 4%, to $62.4 million, compared with $59.8 million in 2009, as a result of higher interest-rate spreads on the $900 million of term debt that was extended in August 2009 for a period of two years. Lower interest rates on $300 million of term debt, which resulted from the expiration of certain fixed-rate interest rate swaps in July 2009, slightly offset this increase. A tax benefit of $50.6 million was recorded to account for publicly traded partnership taxes and the tax attributes of the Company’s corporate subsidiaries during the first half of 2010, compared with a tax benefit of $29.3 million in the same period a year ago.

After interest expense, tax benefit and a $9.6 million non-cash charge to income for the net effect of swaps, the net loss for the first six months of 2010 totaled $44.1 million, or $0.80 per diluted limited partner unit, compared with a net loss of $45.9 million, or $0.83 per unit in 2009. Excluding $12.8 million in merger and financing related costs, the Company’s 2010 first-half net loss would have totaled $31.3 million, or $0.57 per diluted limited partner unit.

Cedar Fair Announces Improved 2010 Second Quarter Results

August 3, 2010

Positive Impact from July Operations

Based on preliminary July results, revenues for the first seven months of the year were approximately $587 million compared with $563 million for the same period a year ago. This is a result of an increase in attendance to 13.4 million visitors compared with 12.6 million in 2009, a decrease of 2% in average in-park guest per capita spending to approximately $39.02, and an increase in out-of-park revenues of $3 million to approximately $64 million, primarily due to increases in hotel occupancy.

Over the past five weeks, revenues were up 4%, or approximately $11 million. This increase was largely due to a 5%, or 275,000-visit, increase in attendance, and an approximately $2 million increase in out-of-park revenues. Over the same five-week period, average in-park guest per capita spending was down 1%.

“The positive momentum we have created for the Company clearly is continuing as we enter into the second-half of the fiscal year,” added Kinzel. “In July, we continued to see strength in our season pass and group sales across the majority of our parks. We have also benefited from favorable weather trends when compared with the same period last year.”

Cash and Liquidity

Peter Crage, corporate vice president finance and chief financial officer, said, “In terms of both liquidity and cash flow, we are comfortable with where we ended the second quarter of 2010.” As of June 27, 2010, the Company had $1.5 billion of variable-rate debt and $197.0 million in borrowings under its revolving credit facilities. Crage also noted that credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service and planned capital expenditures for the foreseeable future.

“As recently announced, we have completed the refinancing of our debt with new senior secured and revolving credit facilities, along with new senior unsecured notes. This new debt structure will provide us with the financial flexibility we need to pursue our strategy of continued re-investment in our parks and debt reduction, as well as distributions at an appropriate time in the future,” added Crage.

Cedar Fair Announces Improved 2010 Second Quarter Results

August 3, 2010

Outlook

“With approximately 45% of our budgeted attendance still ahead of us, we are hopeful that we can continue the positive momentum we experienced during the first seven months of the year, into the next peak vacation month of August and the important fall season. At this time, based on preliminary results through July, we are reaffirming our full-year guidance of net revenues increasing between 3% and 5% and full-year adjusted EBITDA, excluding one-time costs, between $320 million and $340 million,” concluded Kinzel.

Conference Call

The Company will host a conference call with analysts today, August 3, 2010, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, August 3, 2010, until 11:59 p.m. ET, Tuesday, August 17, 2010. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4323194.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and

Cedar Fair Announces Improved 2010 Second Quarter Results

August 3, 2010

spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at its parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in filings the Company has made with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Table Follows)

Cedar Fair Announces Strong 2010 Second Quarter Results

August 3, 2010

Cedar Fair Entertainment Company

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/27/10	6/28/09	6/27/10	6/28/09	6/27/10	6/28/09
Net revenues:
Admissions	$156,507	$150,540	$167,471	$160,863	$539,422	$545,883
Food, merchandise and games	100,852	96,028	112,762	107,481	321,667	333,546
Accommodations and other	18,228	17,558	22,670	22,248	67,297	70,759

Total net revenues	275,587	264,126	302,903	290,592	928,386	950,188
Cash operating costs and expenses	192,430	180,176	276,424	258,509	634,082	614,260

Adjusted EBITDA (a)	83,157	83,950	26,479	32,083	294,304	335,928
Depreciation and amortization	43,989	42,977	47,878	47,191	133,432	122,757
Loss on impairment of goodwill and other intangibles	1,390	—	1,390	—	5,890	86,988
Loss on impairment / retirement of fixed assets, net	—	—	—	30	214	5,190
(Gain) on sale of other assets	—	—	—	—	(23,098)	—
Equity-based compensation	—	296	(10)	459	(495)	717

Operating income (loss)	37,778	40,677	(22,779)	(15,597)	178,361	120,276
Interest expense	32,785	30,909	62,399	59,811	127,294	122,309
Net effect of swaps	2,034	—	9,609	—	18,779	—
Other (income) expense	16	(177)	(42)	(205)	1,423	(166)

Income (loss) before taxes	2,943	9,945	(94,745)	(75,203)	30,865	(1,867)
Provision (benefit) for taxes	7,158	2,557	(50,597)	(29,310)	(6,309)	9,226

Net income (loss)	$(4,215)	$7,388	$(44,148)	$(45,893)	$37,174	$(11,093)

Weighted average units outstanding - diluted	55,324	55,905	55,266	55,161	55,841	55,111

Per limited partner unit:
Net income (loss) - diluted	$(0.08)	$0.13	$(0.80)	$(0.83)	$0.67	$(0.20)
Cash distributions paid	$—	$0.250	$—	$0.730	$0.500	$1.690

Balance Sheet Data:
Total assets	$2,260,856	$2,295,215
Total debt	1,693,161	1,806,846
Total partners’ equity	110,238	45,461

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces Strong 2010 Second Quarter Results

August 3, 2010

Cedar Fair Entertainment Company

RECONCILIATION TO ADJUSTED EBITDA

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	6/27/10	6/28/09	6/27/10	6/28/09	6/27/10	6/28/09
Net income (loss)	$(4,215)	$7,388	$(44,148)	$(45,893)	$37,174	$(11,093)
Interest expense	32,785	30,909	62,399	59,811	127,294	122,309
Provision (benefit) for taxes	7,158	2,557	(50,597)	(29,310)	(6,309)	9,226
Depreciation and amortization	43,989	42,977	47,878	47,191	133,432	122,757
(Gain) on sale of other assets	—	—	—	—	(23,098)	—
Loss on impairment of goodwill and other intangibles	1,390	—	1,390	—	5,890	86,988
Loss on impairment / retirement of fixed assets, net	—	—	—	30	214	5,190
Net effect of swaps	2,034	—	9,609	—	18,779	—
Equity-based compensation	—	296	(10)	459	(495)	717
Other (income) expense	16	(177)	(42)	(205)	1,423	(166)

Adjusted EBITDA (a)	$83,157	$83,950	$26,479	$32,083	$294,304	$335,928

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com.